Exhibit 21.1

List of Subsidiaries

Entity	Jurisdiction of Organization	Ownership
XPEL Inc.	Nevada, USA	Parent
XPEL Ltd.	U.K.	100%
XPEL Canada Corp.	Canada	100%
XPEL B.V.	Netherlands	100%
XPEL Germany GmbH	Germany	100%
XPEL de Mexico S. de R.L. de C.V.	Mexico	100%
XPEL Acquisition Corp.	Canada	100%
Protex Canada Inc.	Canada	100%
Apogee Corp.	Anguilla	100%
XPEL Slovakia	Slovakia	100%
XPEL France SAS	France	100%
invisiFRAME, Ltd.	U.K.	100%
XPEL Film Spain, SL	Spain	100%
XPEL Australia Pty Ltd.	Australia	100%
Proteam S.r.l.	Italy	100%